Exhibit 10.18

LETTERHEAD OF

ATLAS ENERGY, L.P.

November 4, 2011

Mr. Eugene N. Dubay

Re: Summary of Employment Terms

Dear Gene:

This letter (the “Agreement”) will summarize the arrangements that we have agreed to regarding your employment by Atlas Energy, L.P. (“ATLS”). The general terms and conditions of your employment are as follows:

1. Titles, Positions and Location. You will serve as a Senior Vice-President of the Midstream Operations division of Atlas Energy GP, LLC, the general partner of ATLS, and your principal day-to-day responsibilities will be as President and Chief Executive Officer of Atlas Pipeline Partners GP, LLC, the general partner of Atlas Pipeline Partners, L.P. (“APL”), and as President and Chief Executive Officer of Atlas Pipeline Mid-Continent, LLC (“Atlas Mid-Continent” and, collectively with ATLS and APL, the “Company”) (the “Position”). You will be principally based at the Company’s offices in Philadelphia, Pennsylvania. You will visit locations of the Company as is appropriate and necessary to carry out your duties and responsibilities with respect to the Position.

2. Services. You will serve the Company and its affiliates diligently, competently, and to the best of your ability during the Employment Term (defined below). You will devote substantially all of your working time and attention to the business of the Company and its affiliates, and you will not undertake any other duties which conflict with your responsibilities to the Company and its affiliates. The Company shall provide you with sufficient support, capital and personnel to assist you in performing and discharging your duties. You shall report to the Chief Executive Officer of ATLS (currently Edward E. Cohen) and, as applicable, to the boards of directors of APL and ATLS (together, the “Boards”). You will render such services as may reasonably be required of you to accomplish the business purposes of the Company.

3. Employment Term. The term of your employment shall commence as of November 4, 2011 (the “Employment Effective Date”) and shall continue for a period of two (2) years thereafter (the “Initial Employment Term”). After the Initial Employment Term, your employment shall automatically renew for a one (1)-year renewal term and for successive one (1)-year renewal terms at the end of each such one (1)-year renewal term (each such one-year renewal term, a “Renewal Term”), unless ATLS delivers notice, not less than sixty (60) days prior to the end of the Initial Employment Term or Renewal Term then in effect, as the case may be (such date, the “Renewal Date”), of its intention not to renew your employment. The period commencing on the Employment Effective Date and ending on the date on which the term of your employment under this Agreement shall terminate is hereinafter referred to as the “Employment Term.”

4. Compensation. Your compensation shall be as follows:

(a) Base Salary. You shall receive an annual base salary (“Annual Base Salary”) of Five Hundred Thousand Dollars ($500,000). The Annual Base Salary shall be payable in accordance with ATLS’s regular payroll practices for its senior executives, as in effect from time to time.

(b) Bonus. You will be eligible to be considered for bonus compensation. Such bonus compensation will based upon reasonable criteria, including performance criteria, as the Board of Directors of ATLS shall reasonably determine. Notwithstanding anything to the contrary in the incentive compensation plan, program or arrangement pursuant to which a bonus is payable, any annual bonus that you shall become entitled to receive hereunder shall be deemed earned as of December 31 of the calendar year in respect of which such annual bonus opportunity is awarded and shall be paid on or before March 15 of the following calendar year.

(c) Equity-Based Compensation. You shall be eligible to receive incentive equity-based compensation in the form of options to purchase units, grants of restricted units and/or other forms of equity-based compensation in APL and/or ATLS as shall be determined by the Boards. Such incentive equity-based compensation shall be subject to such restrictions and vesting as is provided under the equity compensation plans of APL and ATLS, as applicable.

(d) Benefits. You shall be entitled to receive the following employment-related benefits:

(i) Participation in Benefit Plans. (1) you shall be entitled to participate in all applicable incentive, savings, and retirement plans, practices, policies, and programs of ATLS to the extent they are generally available to other senior officers, directors or executives of ATLS, and (2) you and/or your family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all applicable welfare benefit plans, practices, policies, and programs provided by ATLS, including, without limitation, medical, prescription, dental, disability, sickness benefits, employee life insurance, accidental death, and travel insurance plans and programs, to the same extent as other senior officers, directors or executives of ATLS.

(ii) Expenses. ATLS shall pay, or reimburse you for, all reasonable and necessary expenses incurred in carrying out your duties under this Agreement in accordance with Company policy.

5. Confidential Information; No Solicitation; Non-Competition.

(a) All confidential information or trade secrets which you may obtain relating to the business of the Company and its affiliates shall not be used by you or published, disclosed, or made accessible by you to any other person, firm, or corporation except in connection with the business, and for the benefit, of the Company and its affiliates. You shall not, until two (2) years after your employment with the Company has terminated, for yourself or on behalf of any other person, firm, partnership, corporation, or other entity, directly or indirectly solicit or hire, or attempt to solicit or hire, any employee of the Company or its affiliates (or any person employed by the Company or its affiliates within the six (6)-month period prior to such solicitation or hire or attempt to solicit or hire) away from the Company or its affiliates.

(b) In the event that your employment is terminated by ATLS for Cause, or is terminated by you for any reason other than for Good Reason (each as defined in Section 6 hereof), then you shall not, until eighteen (18) months after the termination of your employment, for whatever reason, for yourself or on behalf of any other person, firm, partnership, corporation, or other entity, directly or indirectly engage in any natural gas pipeline and/or processing business in the continental United States. For purposes of this clause 5(b), “to engage” shall include your acting as an owner (of more than 5%), employee, director or officer of an entity so engaged.

(c) You acknowledge that the restrictions contained in this Section 5 are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, and that any violation of any provision of this Section will result in irreparable injury to the Company. You also acknowledge that in the event of any such violation, the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting a bond, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. You agree that in the event of any such violation, an action may be commenced by the Company for any such preliminary and permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in Pennsylvania or in any other court of competent jurisdiction. You hereby waive, to the fullest extent permitted by law, any objection that you may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. You agree that effective service of process may be made upon you by mail under the notice provisions contained in Section 10 hereof.

6. Termination. Notwithstanding anything herein to the contrary, your employment shall terminate as a result of any of the following events:

(a) Your death;

(b) Termination by ATLS for Cause. “Cause” shall encompass any of the following: (i) you have committed any demonstrable and material act of fraud; (ii) illegal or gross misconduct by you that is willful and results in damage to the business or reputation of the

Company; (iii) you are charged with a felony; (iv) the continued failure of you to substantially to perform your duties under this Agreement (other than as a result of physical or mental illness or injury) after ATLS delivers you a written demand for substantial performance that specifically identifies, with reasonable opportunity to cure, the manner in which ATLS believes that you have not substantially performed your duties; or (v) you have failed to follow reasonable written directions of ATLS which are consistent with your duties hereunder and not in violation of applicable law. ATLS’s termination of your employment for Cause shall be effected by ATLS providing you written notice (“Notice of Termination for Cause”) of its intention to terminate your employment for Cause, setting forth in reasonable detail the specific conduct constituting Cause and the specific provision(s) of this Agreement on which it relies. You shall have ten (10) business days after receipt of such written notice to cure such failure (to the extent then curable);

(c) Termination by ATLS without Cause upon forty-five (45) days’ prior written notice to you;

(d) Termination by ATLS upon your Disability. “Disability” shall mean that you become disabled by reason of physical or mental disability for more than one hundred eighty (180) days in the aggregate or a period of ninety (90) consecutive days during any 365-day period and the Board of Directors of ATLS determines, in good faith, that you, by reason of such physical or mental disability, are rendered unable to perform your duties and services hereunder. A termination of your employment by ATLS for Disability shall be communicated to you by written notice, and shall be effective on the thirtieth (30th) day after your receipt of such notice (the “Disability Effective Date”), unless you return to full-time performance of your duties before the Disability Effective Date;

(e) Termination by you for “Good Reason” upon thirty (30) days’ prior written notice to ATLS. “Good Reason” shall mean: (i) a material reduction in Annual Base Salary, (ii) a demotion of you from the Position, (iii) a material reduction of your duties under this Agreement; provided that you and ATLS acknowledge that your duties will have been materially reduced if ATLS ceases to be a public company and the Chief Executive Officer of ATLS or Chairman of the board of directors of Atlas Pipeline Holdings GP, LLC is not, immediately following the transaction pursuant to which ATLS ceases to be a public company, the Chief Executive Officer of ATLS (or the acquiring entity, if any), (iv) ATLS’s requiring you to be relocated to a location more than 35 miles from your location immediately prior to such relocation, or (v) any action or inaction that constitutes a material breach by ATLS of this Agreement; provided, however, that, other than in the case of a termination by you for Good Reason pursuant to the proviso clause in clause (iii) of this Section 6(e), a termination by you for Good Reason shall be effective only if such failure has not been cured within ninety (90) days after the occurrence of the event alleged to constitute Good Reason. A termination of your employment for Good Reason shall, subject to the cure right described in the immediately preceding sentence, be effectuated by you providing ATLS with thirty (30) days’ prior written notice (“Notice of Termination for Good Reason”) of the termination within two (2) months after the event alleged to constitute Good Reason, setting forth in reasonable detail the specific conduct of ATLS that constitutes Good Reason and the specific provision(s) of this Agreement on which you rely;

(f) Your termination without Good Reason upon sixty (60) days’ prior written notice to ATLS; and

(g) Termination by ATLS at the end of the Initial Employment Term or any Renewal Term by reason of non-renewal pursuant to the terms and conditions of Section 3. Such a termination shall constitute a termination without Cause for purposes of Sections 5(b) and 7(c)(iv) and otherwise constitute a resignation without Good Reason pursuant to Section 7(b).

(h) The “Date of Termination” means the date of your death, the Disability Effective Date, the date on which the termination of your employment by ATLS for Cause, by ATLS without Cause, or by you for Good Reason is effective, or the date on which the termination of employment by you without Good Reason is effective in accordance with this Agreement, as the case may be.

7. Consideration Payable to You upon Termination.

(a) Disability/Death. If your employment is terminated by reason of your Disability or death, ATLS shall pay to you or your designated beneficiaries (or, if there is no such beneficiary, to your estate or legal representative), as the case may be, in a single lump-sum cash payment within sixty (60) days after the Date of Termination, the sum of the following amounts:

(i) the portion of your Annual Base Salary through the Date of Termination that has been earned and not yet paid;

(ii) an amount in respect of the short-term cash incentive compensation opportunity awarded to you in respect of the fiscal year in which the Date of Termination occurs equal to the amount of short-term cash incentive compensation earned by you with respect to the prior fiscal year, multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is the total number of days in the fiscal year in which the Date of Termination occurs; and

(iii) any earned but unpaid short-term cash incentive compensation for a prior incentive period and, to the extent required to be paid under the terms of ATLS policy in effect from time to time and applicable law, any accrued but unpaid vacation pay.

All other benefits, payments or compensation provided to you hereunder shall terminate. Any restrictions on any APL and/or ATLS options to purchase units or restricted units outstanding and held by you on the Date of Termination shall terminate as of the Date of Termination, and all such options or units shall be fully vested and exercisable (to the extent applicable) and shall remain in effect and exercisable (to the extent applicable) through the end of their respective terms, without regard to the termination of your employment.

(b) By ATLS for Cause; By You Other than for Good Reason. If your employment is terminated by ATLS for Cause or if you terminate your employment other than for Good Reason, ATLS shall pay to you your accrued but unpaid Annual Base Salary through the Date of Termination and, to the extent required to be paid under the terms of ATLS policy in effect from time to time and applicable law, any accrued but unpaid vacation pay. All other benefits, payments or compensation to be provided to you hereunder shall be governed solely by the terms of the applicable plan.

(c) By ATLS Other than For Cause or Disability/Death; By You for Good Reason. If ATLS terminates your employment other than for Cause, Death or Disability, or if you terminate employment for Good Reason, in addition to payment of your accrued but unpaid Annual Base Salary and, to the extent required to be paid under the terms of ATLS policy in effect from time to time and applicable law, any accrued but unpaid vacation pay, in each case through the Date of Termination, if you sign and deliver to ATLS a customary release of claims against the Company and related parties with respect to all matters arising out of your employment by ATLS or the termination thereof (subject to certain exceptions set forth in such release) within fifty-three (53) days after the Date of Termination (such release in the form provided by ATLS, the “Release”), and the statutory period within which you may revoke the Release expires no later than sixty (60) days after the Date of Termination, ATLS shall pay to you:

(i) A pro-rated amount in respect of the short-term cash incentive compensation opportunity awarded to you in respect of the fiscal year in which the Date of Termination occurs based on actual performance for such year. The pro-rata amount will be calculated as the product of (A) the amount which would have been earned in respect of the award based on actual performance measured at the end of the applicable fiscal year and (B) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is the total number of days in the fiscal year in which the Date of Termination occurs. The pro-rated amount shall be paid in cash in a lump sum on the date on which you otherwise would have been paid such amount had you remained employed by ATLS;

(ii) Monthly severance pay in an amount equal to one-twelfth (1/12) of the sum of your (A) Annual Base Salary and (B) Annual Incentive Compensation (as defined below) for the portion of the Employment Term (taking into account any applicable Renewal Term pursuant to Section 3) remaining after the Date of Termination, assuming for this purpose that your termination of employment had not occurred (the “Severance Period”). The severance pay shall be payable in monthly installments during the Severance Period in accordance with ATLS’s regular payroll practices, commencing on the sixtieth (60th) day after the Date of Termination, subject to the terms and conditions of Section 16(a), if applicable. “Annual Incentive Compensation” shall mean the amount of short-term cash incentive compensation earned by you in respect of the fiscal year prior to the fiscal year in which the Date of Termination occurs;

(iii) For the remainder of the Severance Period, you may elect continued health coverage under the Company’s health plan in which you participated upon the Date of Termination, as in effect from time to time, provided that you shall be responsible for paying the full monthly cost of such coverage; and provided further that, if requested in writing by ATLS, you must timely elect continued coverage under Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code” and such coverage, the “COBRA

Coverage”), it being understood in all cases that the COBRA Coverage continuation period under Section 4980B of the Code shall run concurrently with the Severance Period. The monthly cost shall be the premium determined for purposes of COBRA Coverage under Section 4980B(f)(4) of the Code in effect from time to time (the “COBRA Premium”). Each month in which you pay the COBRA Premium, ATLS shall reimburse you for the COBRA Premium in an amount equal to the COBRA Premium less the monthly premium charge that is paid by the Company’s active employees for such coverage. As an alternative, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided or result in penalty taxes to you pursuant to Section 409A of the Code, ATLS may elect to pay you cash in lieu of such coverage in an amount equal to the product of the number of months then remaining in the Severance Period and the COBRA Premium.

(iv) Any restrictions on any APL and/or ATLS options to purchase units or restricted units outstanding and held by you on the Date of Termination shall terminate as of the Date of Termination, and all such options or units shall be fully vested and exercisable (to the extent applicable) and shall remain in effect and exercisable (to the extent applicable) through the end of their respective terms, without regard to the termination of your employment.

If you do not timely sign and deliver the Release or if you revoke the Release within the statutory period, you shall forfeit any and all rights to any amounts or benefits provided pursuant to this Section 7(c). The payments and benefits provided pursuant to this Section 7(c) are intended as liquidated damages for a termination of your employment by ATLS other than for Cause, Death or Disability or for the actions of ATLS leading to a termination of your employment by you for Good Reason, and shall be the sole and exclusive remedy therefor. You shall not be required to mitigate the amount of any payment provided for in this Section 7(c) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation or any retirement benefit heretofore or hereafter earned by you as the result of employment by any other person, firm or corporation. If you become entitled to receive payments provided for in Section 7(c) of this Agreement, you hereby waive your right to receive payments under any severance plan or similar program of the Company.

8. Golden Parachute Excise Tax Modified Cutback.

(a) Anything in this Agreement to the contrary notwithstanding, in the event Grant Thornton or such other accounting firm as shall be designated by ATLS (the “Accounting Firm”) shall determine that receipt of all payments or distributions by ATLS or its affiliates in the nature of compensation to you or for your benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject you to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to Section 7(c) of this Agreement (the “Agreement Payments”) to the “Reduced Amount” (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that you would have a greater “Net After-Tax Receipt” (as defined below) of aggregate Payments if your Agreement Payments were reduced to the Reduced Amount. If the Accounting Firm determines that you would not have a greater Net

After-Tax Receipt of aggregate Payments if your Agreement Payments were so reduced, you shall receive all Agreement Payments to which you are entitled under this Agreement.

(b) If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, ATLS shall promptly give you notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 8 shall be binding upon ATLS and you absent manifest error and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the applicable Date of Termination. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. All fees and expenses of the Accounting Firm shall be borne solely by ATLS.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by ATLS to or for the benefit of you pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by ATLS to or for the benefit of you pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either ATLS or you which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, you shall pay any such Overpayment to ATLS together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by you to the Company if and to the extent such payment would not either reduce the amount on which you are subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by ATLS to or for the benefit of you together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d) For purposes hereof, (i) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 8(a), and (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on you with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to you in the relevant tax year(s).

(e) To the extent requested by you, ATLS shall cooperate with you in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by you (including without limitation, your agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of ATLS (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

9. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of your employment to the extent necessary to the intended preservation of such rights and obligations.

10. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or delivered by nationally recognized overnight delivery service, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Atlas Energy, L.P.

1845 Walnut Street, 10th Fl.

Philadelphia, PA 19103

Attn: Chief Legal Officer

If to you, to:

Mr. Eugene N. Dubay

or to such other names or addresses as the Company or you, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

11. Contents of Agreement; Amendment and Assignment.

(a) This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board of ATLS and executed on its behalf by a duly authorized officer and by you.

(b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that your duties and responsibilities under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by you.

12. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

13. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

14. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, you shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

15. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Delaware without giving effect to any conflict of laws provisions.

16. Section 409A.

(a) Notwithstanding anything in this Agreement to the contrary, if you are a “specified employee” (as defined under Section 409A of the Code), payment of any amount under this Agreement shall, to the extent necessary in order to avoid the imposition of a penalty or other tax on you under Section 409A of the Code, be delayed for a period of six (6) months after your “separation from service” (within the meaning of Section 409A of the Code), and the accumulated postponed amount shall be paid in a lump-sum payment within ten (10) days after the end of the six (6)-month period. If you die during the six (6)-month postponement period prior to the payment of such postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of your estate within sixty (60) days after the date of your death.

(b) This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption thereto and shall in all respects be administered in accordance with Section 409A of the Code or an exemption thereto. Notwithstanding anything in the Agreement to the contrary, distributions may, to the extent necessary in order to avoid the imposition of a penalty or other tax on you under Section 409A of the Code, only be made under the Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption. All payments to be made upon a termination of employment under this Agreement may, to the extent necessary in order to avoid the imposition of a penalty or other tax on you under Section 409A of the Code, only be made upon a “separation from service” (within the meaning of Section 409A of the Code). For purposes of Section 409A of the Code, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

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By execution hereof, you are confirming that you are free to enter into employment with ATLS pursuant to the terms identified herein. Please acknowledge your acceptance of and agreement to the terms of this Agreement by signing a copy of this Agreement where indicated and returning it to me.

Sincerely,

ATLAS ENERGY, L.P.

By: Atlas Energy GP, LLC, its general partner

By: /s/ Lisa Washington

Name: Lisa Washington

Title: Chief Legal Officer

ACCEPTED AND AGREED:

/s/ Eugene N. Dubay

Eugene N. Dubay